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EXHIBIT (a)(7)

Text of PowerPoint Presentation for
Employee Meetings

SatCon Technology Corporation Offer to Exchange
Outstanding Stock Options Held by SATCON Employees and Directors

Caution—Only a Summary

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  This presentation is only a summary of certain issues.

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  Do not rely solely on this presentation.

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  Read the documents provided.

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  Consult your own tax, legal or financial advisor.

Structure of Transaction:

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  SATCON is offering its employees and directors an opportunity to surrender (tender) outstanding options issued under our 1992 Stock Option Plan, 1994 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, 2000 Stock Incentive Plan, 2002 Stock Incentive Plan as amended, and other special grants, and, subject to certain conditions, to receive in exchange new options to be issued at least six months plus a day after the surrendered options are accepted by SATCON.

Why is This Offer Being Made?

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  To address the fact that many optionholders have options with an exercise price in excess of the current market value for SATCON stock.

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  To provide appropriate performance and retention incentives.

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  To better align the interests of our optionholders with those of our stockholders, in order to maximize stockholder value.

Who Is Eligible?

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  Employees and directors of SATCON employed or serving on the acceptance date (currently scheduled to be April 19, 2004), except for optionholders who received stock options after October 16, 2003.

What Options are Covered by this Offer?

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  Options issued under the SATCON 1992 Stock Option Plan, 1994 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, 2000 Stock Incentive Plan and 2002 Stock Incentive Plan as amended and other special grants that have an exercise price per share of at least $8.00.

Terms of Offer

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  For surrendered options with an exercise price between and including $8.00 and $16.00: 100% Exchange Ratio—For one (1) option share surrendered, the option holder will receive one (1) new option share. For surrendered options with an exercise price greater $16.00: 50% Exchange Ratio—For each two (2) option shares surrendered, the option holder will receive one (1) new option share.

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  New Grant Date—New options will be granted promptly at least six months plus a day after acceptance of surrendered options.

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  Floor Price—Options surrendered must have an exercise price of at least $8.00 per share.

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  Vesting—Vesting schedules applicable to surrendered options will apply to new options.

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  New Option Exercise Price—Fair market value on the date of grant.

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  Continued Employment—To receive grant, optionholder must be employed (or a director) from the acceptance date through the date on which new options are granted.

For Options Granted after October 16, 2003

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  The optionholder may not participate.

For Non-Exempt Employees:

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  Due to certain labor laws, employees who are classified as non-exempt under FLSA will have to wait at least an additional six months after the grant date of new options before being allowed to exercise their options.

Certain Risks of Offer:

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  The market price of SATCON shares could increase.

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  No new options will be issued to any employee whose employment with SATCON ends before the new grant date.

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  If SATCON were to enter into an agreement to be acquired before the new grant date, depending on the terms of any deal, it is possible that no new options may be granted.

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  See documents provided for fuller discussion.

Will My New Options be ISOs or NSOs?

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  New options will be NSOs if the old options were NSOs and ISOs if the old options were ISOs (up to, for ISOs, the extent permitted by the tax laws, with any excess being NSOs).

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  ISOs limited to first $100,000 of options which first become exercisable in each year.

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  The limit must be determined taking into account all outstanding options in the order granted; if a participant elects not to surrender some options, those options must still be included in determining the $100,000 limit.

Taxes:

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  Employees receiving new option grants will not incur any US federal tax liability as a result of the surrender of old options and the issuance of new options.

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  Certain federal tax consequences of exercise of options and sale of stock are described in the documents provided.

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  Each individual should consult his/her own tax or financial adviser for state, local and foreign tax effects.

Option Issuances During the Period until Issuance of the New Options:

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  For employees electing to surrender options, no new options, may be issued to such employees until the grant date for new options issued under the terms of the Offer.

Options not Surrendered:

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  No one is required to surrender any options; an option holder may chose to keep existing options rather than surrender them.

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  Generally, an option holder may surrender some option grants but not others, but must surrender an entire option grant.

Deadlines:

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  Deadlines may be extended by the Company.

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  Friday, April 16, 2004 at 12:00 noon. Eastern Daylight Time—Election or withdrawal forms must be received by Dan Gladkowski by this time—NO EXCEPTIONS!

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  Monday, April 19, 2004—SatCon will decide whether to accept options tendered.

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  October 20, 2004 or shortly thereafter—New options issued in exchange for surrendered and cancelled options.

Process:

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  March 16, 2004—Tender offer documents distributed.

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  Individual employees wishing to participate must complete, sign and submit Election Form with exhibit attached.

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  If you wish to change your election, submit a revised Election Form with the Exhibit attached.

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  If you wish to withdraw after submitting an Election Form, submit Notice of Withdrawal.

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  Election and Withdrawal forms are in the documents provided. If you need an additional form, contact Dan Gladkowski.

No Company Recommendation:

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  The Company is not making any recommendation as to whether any eligible employee should surrender options.

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  If any employee gives you a recommendation, please understand that person is not speaking for the company.

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  It is up to each employee to decide whether to participate—Read the documents and consult your own legal, financial or tax advisors.

Additional Questions:

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  If you have any additional questions:

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  Read the documents.

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  If you still have questions, contact Dan Gladkowski by e-mail at dan.gladkowski@satcon.com.

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  EXHIBIT (a)(7)